Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS

FOR THE 2016 FOURTH QUARTER

OKLAHOMA CITY, Oklahoma…February 27, 2017… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter Highlights

•	Net sales from continuing operations of $85.4 million for the fourth quarter of 2016 compared to $90.0 million for the fourth quarter of 2015

•	EBITDA(1) and adjusted EBITDA from continuing operations(1) of $2.1 million and $2.8 million, respectively for the fourth quarter of 2016 compared to EBITDA loss and adjusted EBITDA loss from continuing operations of $3.9 million and $2.5 million, respectively for the fourth quarter of 2015

•	Operating loss from continuing operations of $18.1 million; adjusted operating loss from continuing operations(1) of $15.8 million

•	Net loss from continuing operations applicable to common shareholders of $32.3 million, or $1.19 loss per diluted share; adjusted net loss from continuing operations applicable to common shareholders(1) of $30.9 million, or $1.14 loss per diluted share

“Our results for the fourth quarter of 2016 showed sequential improvement despite downtime that carried over from the third quarter related to previously disclosed issues,” stated Daniel Greenwell, LSB’s President and CEO. “Our financial performance during the period is reflective of efforts in 2016 to increase our production and improve on-stream rates at our three primary facilities, coupled with the incremental output from the new ammonia plant at El Dorado.”

“Our Cherokee and Pryor ammonia plants operated at on-stream rates of approximately 100% and 97%, respectively, for November and December, and both plants operated at an on-stream rate of 98% or better for the past four months. We expect this to continue throughout 2017.”

“El Dorado’s ammonia on-stream rate continues to improve with the fourth quarter of 2016 increasing over third quarter of 2016. We continued this trend into the first quarter of 2017 with on-stream rates for the first two months of 2017 increasing to 84%. We are very encouraged by the performance of our new plant as it is consistently producing at rates in excess of 1,300 tons per day which is a meaningful increase over the plant’s nameplate capacity of 1,150 tons per day. With respect to the previously disclosed issue with El Dorado’s primary nitric acid plant’s nitrous oxide abatement vessel, we completed the bypass system in mid-December and it has been operating at full rates since that time. The design of a new nitrous oxide abatement vessel is underway and we expect a new vessel to be installed and operational by the second quarter of 2018; the end date of our temporary permit.”

(1)	This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

Mr. Greenwell continued, “Selling prices for our agricultural products remained substantially lower than the prior year fourth quarter, however late in the quarter, we did see some improvement in selling prices ahead of the spring planting season. We’ve seen that strong trend continue into the first quarter of 2017 and we expect this seasonal uplift to persist throughout the spring planting season. Still, we are anticipating selling prices of agriculture products to remain low relative to the past several years due to the new ammonia production and capacity upgrades that recently started operations or are expected to come online over the next few quarters. However, by late 2017 or early 2018, we anticipate a more sustained strengthening of pricing as the domestic and export markets absorb the new production volume.”

“Demand for our agricultural products for spring applications has been strong, with the UAN production capacity at both our Pryor and Cherokee facilities sold out through the end of April and May, respectively. Additionally, our previously outlined strategy to increase sales of high density ammonium nitrate (HDAN) is working. Sales of HDAN were up significantly in the fourth quarter versus the same period last year and we currently have a significant HDAN order book running into the second quarter of 2017. We anticipate this trend will continue and we plan to position product in our storage facilities later this year in anticipation of further growth in HDAN demand in 2018. Finally, demand for the nitric acid and ammonia for industrial markets has been increasing and we expect it will continue to rise, reflecting the ongoing moderate improvement in the U.S. economy.”

Mr. Greenwell concluded, “Overall, we are optimistic about the prospects for material year-over-year performance improvement in 2017. We’ve achieved our previously articulated SG&A savings objectives by reducing corporate overhead by more than $6 million, and believe that we can extract a similar amount of cost at the plant level over the course of this year. The refinancing actions we completed in the third quarter of 2016 provided us with increased financial flexibility and will result in a meaningful reduction in full year interest expense for the current year versus last. These factors, combined with our expectation that our facilities can sustain their current rates of production give us confidence in our ability to deliver a substantial year-over-year improvement in financial results for 2017.”

	Three Months Ended December 31,
	2016		2015
	(Dollars in millions)
Sales by Market Sector	Sales	Sector Mix	Sales	Sector Mix	% Change
Agricultural	$32.8	38%	$39.5	44%	(17.0)%
Industrial, Mining and Other	$52.6	62%	$50.5	56%	4.2%

	$85.4		$90.0		(5.1)%

Comparison of 2016 to 2015 periods:

•	Net sales of agricultural products decreased, driven by a decline of approximately 34% in the selling prices of our key products, as indicated in the table below. Offsetting some of the reduction in selling prices were increases in sales volumes for UAN and HDAN, which were higher by 2% and 64%, respectively. Our UAN sales volumes were higher due to improved production rates providing additional product for sale at our Pryor Facility, while HDAN sales volumes were higher due to stronger demand and favorable weather conditions in the markets we sell into. Industrial acids and other chemical products sales increased primarily as a result of higher sales volumes of ammonia produced at our El Dorado Facility offset by lower product selling prices.

•	EBITDA from continuing operations increased as compared to the prior year primarily as a result of increased production leading to increased sales volumes, lower plant costs and improved fixed cost absorption. Partially offsetting these factors were the aforementioned declines in sales prices across our key products. Additionally, operating losses were higher in the fourth quarter of 2016 due to increased depreciation related to the expansion of the El Dorado Facility completed in the second quarter of 2016.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended December 31,
Product (tons sold)	2016	2015	% Change
Urea ammonium nitrate (UAN)	87,662	85,978	2%
High density ammonium nitrate (HDAN)	49,086	30,010	64%
Ammonia	22,770	21,155	8%
Other	4,264	3,076	39%

	163,782	140,219	17%

Average Selling Prices (price per ton) (A)
UAN	$135	$201	(33)%
HDAN	$168	$255	(34)%
Ammonia	$284	$444	(36)%

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons

With respect to sales of Industrial, Mining and Other Chemical Products, the following table indicates the volumes sold of our major products:

	Three Months Ended December 31,
Product (tons sold)	2016	2015	% Change
Nitric acid	27,399	12,881	113%
Nitric acid – Baytown	99,055	132,956	(25)%
LDAN/HDAN	31,095	15,309	103%
AN solution	19,539	19,909	(2)%
Ammonia	43,876	5,974	634%

	220,964	187,029	18%

Input Costs
Average purchased ammonia cost/ton	N/A	$415	N/A
Average natural gas cost/MMBtu	$3.01	$3.05	(1)%

Financial Position and Capital Additions

As of December 31, 2016, our total cash position was $60.0 million. Additionally, we had approximately $35.6 million of borrowing availability under the Working Capital Revolver.

Total long-term debt, including the current portion was $420.2 million at December 31, 2016 compared to $520.4 million at December 31, 2015. In July 2016, we received net cash proceeds of approximately $351 million from the sale of the Climate Control Business (an additional $7 million of proceeds was received in October 2016). In September 2016, holders of our Senior Secured Notes agreed to allow us to redeem a portion of the Series E Redeemable Preferred and to redeem a portion of the Senior Secured Notes and all of the 12%

Senior Secured Notes. In September 2016, we used $80 million to redeem a portion of the Series E Redeemable Preferred (including accumulated dividends and participation rights value). The aggregate liquidation value of the Series E Redeemable Preferred at December 31, 2016, inclusive of accrued dividends of $22.0 million, was $161.8 million.

In October 2016, we used approximately $107 million to redeem $50 million of the 7.75% Senior Secured Notes and all $50 million of the 12% Senior Secured Notes (including accrued interest and the redemption prices). At December 31, 2016, we had $375 million of Senior Secured Notes at 8.5% and approximately $53 million of other debt outstanding. We expect annual interest going forward, on the current level of debt to be between $33 million and $35 million.

Our Working Capital Revolver Loan was undrawn at December 31, 2016. Borrowing availability, which is tied to eligible accounts receivable and inventories, was approximately $35.6 million at December 31, 2016. As a result of the sale of our Climate Control Business, in January 2017, we entered into an amended and restated loan and security agreement (“The Amendment”) with Wells Fargo Capital Finance, LLC reducing our total revolver commitments from $100 million to $50 million and extending the maturity date of the Working Capital Revolver Loan to January 17, 2022, with a springing earlier maturity date (the “Springing Maturity Date”) that is 90 days prior to August 1, 2019 (the maturity date our “Senior Secured Notes”), to the extent the Senior Secured Notes are not refinanced or repaid prior to the Springing Maturity Date.

Interest expense, net of capitalized interest, for the fourth quarter of 2016 was $9.8 million compared to $0.9 million for the same period in 2015. The capitalization of interest related to capital additions made to the El Dorado Facility ceased when the Facility’s new ammonia plant went into service in May 2016.

Capital additions were approximately $11.3 million in the fourth quarter of 2016. Planned capital additions for the first quarter of 2017, are estimated to be approximately $8 million. For the full year of 2017, total capital additions which are related to maintaining and enhancing safety and reliability at our facilities are expected to be between $30 million and $35 million. With the finalization of the El Dorado expansion and the sale of the Climate Control Business, we expect depreciation and amortization to be between $65 million and $70 million for 2017.

Volume Outlook

Our outlook for sales volumes for the full year of 2017 is as follows:

Products	Full Year 2017 Sales
(tons)
Agriculture:
UAN	475,000 – 500,000
HDAN	260,000 – 280,000
Ammonia	95,000 – 105,000

Industrial, Mining and Other:
Ammonia	200,000 – 225,000
LDAN and AN solution	140,000 – 160,000
Nitric Acid and Other Mixed Acids	90,000 – 110,000
Nitric Acid – Baytown	475,000 – 500,000

Conference Call

LSB’s management will host a conference call covering the fourth quarter results on February 28, 2017 at 10:00 a.m. ET/9:00 a.m. CT to discuss these results and recent corporate developments. Participating in the call will be President and CEO, Daniel Greenwell, Executive Vice President and CFO, Mark Behrman and Executive Vice President, Chemical Manufacturing, John Diesch. Interested parties may participate in the call by dialing (201) 493-6739. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: financial performance improvement; view on sales to mining customers; estimates of consolidated depreciation and amortization and future turnaround expenses; our expectation of production consistency and enhanced reliability at our Facilities, including our Cherokee and Pryor Facilities after turnarounds; our projections of trends in the fertilizer market; improvement of our financial and operational performance; our planned capital additions for 2017; reduction of SG&A expenses; and volume outlook.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2016 and, if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify and forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, Chief Financial Officer (405) 235-4546	Investor Relations Contact: The Equity Group Inc. Fred Buonocore, CFA (212) 836-9607 Kevin Towle (212) 836-9620

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three Months and Twelve Months Ended December 31,

	Three Months		Twelve Months
	2016	2015	2016	2015
	(In Thousands, Except Per Share Amounts)
Net sales	$85,369	$90,025	$374,585	$437,695
Cost of sales	94,261	91,594	423,891	417,647

Gross profit (loss)	(8,892)	(1,569)	(49,306)	20,048

Selling, general and administrative expense	8,438	12,465	40,168	49,813
Impairments of long-lived assets and goodwill	1,621	3,518	1,621	43,188
Other income, net	(852)	(430)	(872)	(1,787)

Operating loss	(18,099)	(17,122)	(90,223)	(71,166)

Interest expense, net	9,816	873	30,945	7,371
Loss on extinguishment of debt	8,703	—	8,703	—
Non-operating other expense (income), net	(219)	232	218	129

Loss from continuing operations before benefit for income taxes	(36,399)	(18,227)	(130,089)	(78,666)
Benefit for income taxes	(11,209)	(7,139)	(41,956)	(32,520)

Loss from continuing operations	(25,190)	(11,088)	(88,133)	(46,146)

Income from discontinued operations, net of taxes	3,657	3,020	200,301	11,381

Net income (loss)	(21,533)	(8,068)	112,168	(34,765)

Dividends on convertible preferred stocks	75	—	300	300
Dividends on Series E redeemable preferred stock	5,410	2,287	27,761	2,287
Accretion of Series E redeemable preferred stock	1,636	686	18,256	686
Net income attributable to participating securities	—	—	1,091	—
Net income (loss) attributable to common stockholders	$(28,654)	$(11,041)	$64,760	$(38,038)

Income (loss) per common share:
Basic
Loss from continuing operations	$(1.19)	$(0.61)	$(5.28)	$(2.17)
Income from discontinued operations, net of taxes	0.13	0.13	7.82	0.50

Net income (loss)	$(1.06)	$(0.48)	$2.54	$(1.67)

Diluted
Loss from continuing operations	$(1.19)	$(0.61)	$(5.28)	$(2.17)
Income from discontinued operations, net of taxes	0.13	0.13	7.82	0.50

Net income (loss)	$(1.06)	$(0.48)	$2.54	$(1.67)

LSB Industries, Inc.

Financial Highlights

Three and Twelve Months Ended December 31, 2016 and 2015

Selling, general and administrative:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(In Thousands)
Selling, general and administrative:
Personnel costs (A)	$3,905	$6,701	$19,746	$26,000
Fees and expenses relating to shareholders (B)	271	715	1,675	6,153
Professional fees	1,402	1,898	6,810	5,336
All other	2,860	3,151	11,937	12,324

Total selling, general and administrative	$8,438	$12,465	$40,168	$49,813

(A)	Decreases in 2016 relate to lower headcount and thus overall lower compensation and benefits coupled with lower incentive compensation and training expenses.

(B)	In 2015, these fees and expenses included costs associated with evaluating and analyzing proposals received from certain activist shareholders and dealing, negotiating and settling with those shareholders in order to avoid proxy contests.

LSB Industries, Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2016	2015
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$60,017	$127,195
Accounts receivable, net	51,299	49,601
Inventories:	22,939	24,457
Supplies, prepaid items and other:
Prepaid insurance	11,217	10,563
Precious metals	8,648	12,918
Supplies	24,100	18,681
Prepaid and refundable income taxes	1,193	6,811
Other	1,733	4,701

Total supplies, prepaid items and other	46,891	53,674
Deferred income taxes	—	4,774
Current assets held for sale	—	72,996

Total current assets	181,146	332,697

Property, plant and equipment, net	1,078,958	978,709

Intangible and other, net	10,316	16,640

Noncurrent assets held for sale	—	33,781

	$1,270,420	$1,361,827

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	December 31,	December 31,
	2016	2015
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$54,246	$87,999
Short-term financing	8,218	9,119
Accrued and other liabilities	44,037	39,808
Current portion of long-term debt	13,745	22,468
Current liabilities held for sale	—	32,526

Total current liabilities	120,246	191,920

Long-term debt, net	406,475	497,954

Noncurrent accrued and other liabilities	12,326	8,786

Noncurrent liabilities held for sale	—	12,136

Deferred income taxes	93,831	52,179

Commitments and contingencies
Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $161,788,000 ($210,000 outstanding; aggregate liquidation preference of $212,287,000 at December 31, 2015)	145,029	177,272
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—

Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,280,685 shares issued (27,131,724 at December 31, 2015)	3,128	2,713
Capital in excess of par value	192,172	192,249
Retained earnings	314,301	248,150

	512,601	446,112
Less treasury stock, at cost:
Common stock, 3,004,855 shares (3,735,503 shares at December 31, 2015)	20,088	24,532

Total stockholders’ equity	492,513	421,580

	$1,270,420	$1,361,827

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, loss on extinguishment of debt, provision for impairment, depreciation, depletion and amortization of property plant and equipment (which includes amortization of other assets and excludes interest included in amortization), less benefit for income taxes and income from discontinued operations, net of taxes. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA for the periods indicated.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	($ in millions)
LSB Consolidated

Net income (loss)	$(21.5)	$(8.1)	$112.2	$(34.8)
Plus:
Interest expense	9.8	0.9	30.9	7.4
Loss on extinguishment of debt	8.7	—	8.7	—
Provision for impairment	1.6	3.5	1.6	43.2
Depreciation and amortization	18.4	9.9	61.3	37.5
Benefit for income taxes	(11.2)	(7.1)	(41.9)	(32.5)
Income from discontinued operations	(3.7)	(3.0)	(200.3)	(11.4)

EBITDA	$2.1	$(3.9)	$(27.5)	$9.4

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted Operating Loss, Adjusted EBITDA, Adjusted Net Loss from continuing operations applicable to Common Stock and Adjusted Loss from continuing operations per Diluted Share

Adjusted operating loss, adjusted EBITDA, adjusted net loss from continuing operations applicable to common stock and adjusted loss from continuing operations per diluted share are reported to show the impact of a one-time consulting fee, start-up/commissioning costs, impairment of long-lived assets and goodwill, certain fair market value adjustments, severance, non-cash stock based compensation, non-cash (gain) loss on disposal of property, plant, and equipment, Delaware unclaimed property liability, and life insurance recovery. We believe that the inclusion of supplementary adjustments to operating loss, EBITDA, net loss from continuing operations applicable to common stock and diluted loss per common share from continuing operations, are appropriate to provide additional information to investors about certain items. The following tables provide reconciliations of operating loss, EBITDA, net loss from continuing operations applicable to common stock and diluted loss from continuing operations per common share excluding the impact of the supplementary adjustments.

LSB Consolidated ($ in millions except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Operating loss:	$(18.1)	$(17.2)	$(90.2)	$(71.2)
Impairment of long-lived assets and goodwill	1.6	3.5	1.6	43.2
Consulting Fee- Negotiated property tax savings at El Dorado	—	—	12.1	—
(Loss) gain on disposal of property, plant, and equipment	(0.3)	—	0.3	—
Stock based compensation	0.8	0.7	4.0	1.7
Start-up/ Commissioning costs at El Dorado	—	—	5.1	—
Severance costs	0.2	0.2	0.9	2.0

Adjusted operating loss	$(15.8)	$(12.8)	$(66.2)	$(24.3)

EBITDA:	$2.1	$(3.9)	$(27.5)	$9.4
Consulting Fee- Negotiated property tax savings at El Dorado	—	—	12.1	—
(Loss) gain on disposal of property, plant, and equipment	(0.3)	—	0.3	—
Stock based compensation	0.8	0.7	4.0	1.7
Start-up/ Commissioning costs at El Dorado	—	—	5.1	—
Severance costs	0.2	0.2	0.9	2.0
Fair market value adjustment on preferred stock embedded derivatives	—	0.5	1.0	0.5
Delaware unclaimed property liability	—	—	0.3	—
Life insurance recovery	—	—	(0.7)	—

Adjusted EBITDA	$2.8	$(2.5)	$(4.5)	$13.6

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

LSB Consolidated ($ in millions except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net loss from continuing operations applicable to common stock:	$(32.3)	$(14.0)	$(134.5)	$(49.4)
Impairment of long-lived assets and goodwill (net of tax)	1.0	2.2	1.0	26.5
Consulting Fee- Negotiated property tax savings at El Dorado (net of tax)	—	—	7.4	—
(Loss) gain on disposal of property, plant, and equipment (net of tax)	(0.2)	—	0.2	—
Stock based compensation (net of tax)	0.5	0.4	2.4	1.0
Start-up/ Commissioning costs at El Dorado (net of tax)	—	—	3.1	—
Severance costs (net of tax)	0.1	0.1	0.5	1.2
Fair market value adjustment on preferred stock embedded derivatives
(non-tax deductible)	—	0.5	1.0	0.5
Delaware unclaimed property liability (net of tax)	—	—	0.2	—
Life insurance recovery (non-tax deductible)	—	—	(0.7)	—
Valuation allowance on state net operating losses	—	—	3.7	—

Adjusted loss from continuing operations applicable to common stock	$(30.9)	$(10.8)	$(115.7)	$(20.2)

Weighted-average common shares (in thousands)	27,060	22,812	25,454	22,759

Adjusted loss from continuing operations per diluted share	$(1.14)	$(0.47)	$(4.55)	$(0.89)

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural sales as reported under GAAP in our consolidated financial statement reconciled to “net back” sales which is calculated as sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Agricultural Sales ($ in millions)	$32.8	$39.5	$166.2	$209.8

Less Freight:	3.0	2.1	12.2	11.9

Netback	$29.8	$37.4	$154.0	$197.9